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Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fourth Quarter and Fiscal Year 2024 Results

Improved infrastructure results, steady demand in North America irrigation, and international irrigation project revenue help to partially offset market softness in Brazil

OMAHA, Neb., October 24, 2024—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its fourth quarter and fiscal year, which ended on August 31, 2024.

Key Highlights

Fourth Quarter:

•
North America irrigation revenues increased on higher unit sales volume
•
Delivery began on large irrigation project in the Middle East and North Africa (MENA) region
•
Improved infrastructure results driven by increase in Road Zipper System™ sales and lease revenues

Full-Year:

•
Consolidated gross margin performance remained steady despite a decline in irrigation revenues
•
Infrastructure operating income increased 57 percent driven by favorable revenue mix
•
Deployed $22.5 million towards opportunistic share repurchases

“While agricultural markets globally remain challenged due to lower grain prices and grower profitability, I am pleased with the demonstrated resilience and performance of our North America irrigation business. Equipment sales volume in both the fourth quarter and full year grew versus the prior year periods and operating performance also improved. International irrigation results continue to be impacted by lower sales activity in Brazil, following record fourth quarter and full-year sales levels last year. During the fourth quarter we began delivery on the previously announced irrigation project in the MENA region, which helped to offset some of the market softness in Brazil,” said Randy Wood, President and Chief Executive Officer of Lindsay Corporation. "Fourth quarter and full year growth in our Road Zipper System™ lease revenues drove margin expansion and improved infrastructure results."

Wood continued, “I am pleased with the continued operational execution demonstrated by our teams across the business, and the diligent price and cost management which have supported our underlying results in a cyclically challenging irrigation market. Our operating performance, along with diligent working capital management, resulted in free cash flow generation that exceeded net earnings for a second consecutive year. The strength of our balance sheet allows us to continue funding growth initiatives in innovation and other long-term shareholder value creation opportunities.”

Fourth Quarter Summary

Consolidated Financial Summary	Fourth Quarter
(dollars in millions, except per share amounts)	FY 2024	FY 2023	$ Change	% Change

Total revenues	$155.0	$167.1	($12.1)	(7%)
Operating income	$13.5	$23.4	($9.9)	(42%)
Operating margin	8.7%	14.0%
Net earnings	$12.7	$19.2	($6.5)	(34%)
Earnings per share	$1.17	$1.74	($0.57)	(33%)

Revenues for the fourth quarter of fiscal 2024 were $155.0 million, a decrease of $12.1 million, or 7 percent, compared to revenues of $167.1 million in the prior year fourth quarter. A decrease in international irrigation revenues was partially offset by increases in North America irrigation and infrastructure revenues compared to the prior year fourth quarter.

Operating income for the fourth quarter was $13.5 million, a decrease of $9.9 million, or 42 percent, compared to operating income of $23.4 million in the prior year fourth quarter. Operating margin was 8.7 percent of sales, compared to operating margin of 14.0 percent of sales in the prior year fourth quarter. The decrease in operating income and operating margin resulted primarily from lower international irrigation revenues and the impact from the deleveraging of fixed operating expenses. This decrease was partially offset by improved operating income and operating margin in the infrastructure segment.

Net earnings for the fourth quarter were $12.7 million, or $1.17 per diluted share, compared with net earnings of $19.2 million, or $1.74 per diluted share, for the prior year fourth quarter. Fourth quarter results benefited from an effective tax rate of 16.1 percent compared to 22.8 percent in the prior year fourth quarter.

Fourth Quarter Segment Results

Irrigation Segment	Fourth Quarter
(dollars in millions)	FY 2024	FY 2023	$ Change	% Change
Revenues:
North America	$61.7	$60.2	$1.5	2%
International	$64.2	$83.4	($19.2)	(23%)
Total revenues	$125.9	$143.6	($17.7)	(12%)
Operating income	$17.1	$29.8	($12.7)	(43%)
Operating margin	13.6%	20.7%

Irrigation segment revenues for the fourth quarter of fiscal 2024 were $125.9 million, a decrease of $17.7 million, or 12 percent, compared to $143.6 million in the prior year fourth quarter. North America irrigation revenues of $61.7 million increased $1.5 million, or 2 percent, compared to the prior year period. The increase in revenues resulted primarily from higher unit sales volumes while average selling prices were comparable with the prior year fourth quarter. Increased unit sales volumes were driven by a higher level of storm damage replacement demand, the impact of which was partially offset by lower sales of replacement parts due to wet field conditions in certain regions that limited equipment run times.

International irrigation revenues for the fourth quarter of fiscal 2024 of $64.2 million decreased $19.2 million, or 23 percent, compared to the prior year fourth quarter. The decrease resulted primarily from lower revenues in Brazil compared to record revenues in the prior year fourth quarter. Revenues were also lower in other parts of Latin America while overall demand in other developed markets remained stable. These decreases were partially offset by higher revenues in developing markets as delivery began on the previously announced project in the MENA region. Revenues in the current year quarter were also impacted by the unfavorable effects of foreign currency translation of approximately $3.1 million compared to the prior year.

Irrigation segment operating income for the fourth quarter of fiscal 2024 was $17.1 million, a decrease of $12.7 million, or 43 percent, compared to the prior year fourth quarter. Operating margin was 13.6 percent of sales, compared to 20.7 percent of sales in the prior year fourth quarter. The decrease in operating income and operating margin resulted primarily from lower international irrigation revenues and the impact from the deleveraging of fixed operating expenses compared to the prior year fourth quarter.

Infrastructure Segment	Fourth Quarter
(dollars in millions)	FY 2024	FY 2023	$ Change	% Change

Total revenues	$29.1	$23.5	$5.6	24%
Operating income	$5.6	$3.1	$2.5	79%
Operating margin	19.2%	13.3%

Infrastructure segment revenues for the fourth quarter of fiscal 2024 were $29.1 million, an increase of $5.6 million, or 24 percent, compared to $23.5 million in the prior year fourth quarter. The increase resulted from higher Road Zipper System sales and lease revenues compared to the prior year fourth quarter. The impact of higher sales of road safety products in the U.S. was offset by lower sales in international markets compared to the prior year fourth quarter.

Infrastructure segment operating income for the fourth quarter of fiscal 2024 was $5.6 million, an increase of $2.5 million, or 79 percent, compared to the prior year fourth quarter. Operating margin was 19.2 percent of sales, compared to 13.3 percent of sales in the prior year fourth quarter. Increased operating income and margin resulted from higher revenues and a more favorable margin mix of revenues with higher Road Zipper System sales and lease revenues compared to the prior year fourth quarter.

Full Year Summary

Consolidated Financial Summary	Full Year
(dollars in millions, except per share amounts)	FY 2024	FY 2023	$ Change	% Change

Total revenues	$607.1	$674.1	($67.0)	(10%)
Operating income	$76.6	$102.2	($25.6)	(25%)
Operating margin	12.6%	15.2%
Net earnings	$66.3	$72.4	($6.1)	(8%)
Earnings per share	$6.01	$6.54	($0.53)	(8%)

Revenues for fiscal 2024 were $607.1 million, a decrease of $67.0 million, or 10 percent, compared to revenues of $674.1 million in the prior year. Irrigation revenues decreased $72.1 million primarily due to lower sales in Brazil and other Latin America markets following record revenues in the prior fiscal year. Infrastructure revenues increased $5.1 million, primarily due to higher Road Zipper System lease revenues while Road Zipper System sales and road safety product sales were both slightly lower compared to the prior fiscal year.

Operating income for fiscal 2024 was $76.6 million, a decrease of $25.6 million, or 25 percent, compared to operating income of $102.2 million in the prior year. Operating margin was 12.6 percent of sales, compared to 15.2 percent of sales in the prior year. The decrease in operating income and operating margin resulted primarily from lower irrigation segment revenues and the impact from the deleveraging of fixed operating expenses. This decrease was partially offset by improved operating income and operating margin in the infrastructure segment.

Net earnings for fiscal 2024 were $66.3 million, or $6.01 per diluted share, compared with net earnings of $72.4 million, or $6.54 per diluted share, for the prior year. The impact of lower operating income was partially offset by higher other income, driven by an increase in interest income and favorable foreign currency translation results compared to the prior fiscal year, along with a lower effective tax rate resulting primarily from the recognition of certain tax credits in Brazil.

The backlog of unfilled orders as of August 31, 2024, was $180.9 million compared with $78.7 million on August 31, 2023. Included in these backlogs are amounts of $36.5 million and $3.8 million, respectively, for orders that are not expected to be fulfilled within the subsequent twelve months. The backlog in both segments was higher compared to the prior year, with the increase in irrigation backlog resulting from the addition of the large project in the MENA region.

Outlook

Mr. Wood concluded, “Indications that grain prices may have reached a bottom provides for a more stable market outlook for growers in North America, and we will have greater clarity regarding the demand outlook for irrigation equipment post-harvest. In Brazil, farmer profitability and credit availability remains a market headwind, however interest rates have been on the decline and local soybean prices have improved recently. We remain confident in the longer-term growth opportunity in this market but we do not expect a significant rebound in the near term. We do expect continued growth in developing international irrigation markets, supported by our project in the MENA region currently underway and other project opportunities under development."

“We expect to see continued growth in our infrastructure business in fiscal 2025 supported by the additional U.S. federal infrastructure funds directed to road and bridge construction. This additional funding supports Road Zipper System leasing and sales of road safety projects. We also continue to actively manage projects in our Road Zipper System sales funnel and have line of sight to additional projects potentially moving through the funnel in fiscal 2025.”

Fourth Quarter Conference Call

Lindsay’s fiscal 2024 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands, except per share amounts)	2024	2023	2024	2023

Operating revenues	$154,998	$167,131	$607,074	$674,084
Cost of operating revenues	109,299	114,615	416,019	461,069
Gross profit	45,699	52,516	191,055	213,015

Operating expenses:
Selling expense	11,011	9,109	39,905	36,201
General and administrative expense	16,596	15,175	57,419	56,412
Engineering and research expense	4,592	4,868	17,123	18,218
Total operating expenses	32,199	29,152	114,447	110,831

Operating income	13,500	23,364	76,608	102,184

Other income (expense):
Interest expense	(760)	(893)	(3,234)	(3,788)
Interest income	1,865	1,238	5,189	2,783
Other expense, net	580	1,196	487	(804)
Total other income (expense)	1,685	1,541	2,442	(1,809)

Earnings before income taxes	15,185	24,905	79,050	100,375

Income tax expense	2,449	5,676	12,793	27,996

Net earnings	$12,736	$19,229	$66,257	$72,379

Earnings per share:
Basic	$1.18	$1.75	$6.04	$6.58
Diluted	$1.17	$1.74	$6.01	$6.54

Shares used in computing earnings per share:
Basic	10,859	11,009	10,976	11,003
Diluted	10,903	11,059	11,017	11,062

Cash dividends declared per share	$0.36	$0.35	$1.41	$1.37

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three Months Ended August 31,		Years Ended August 31,
(in thousands)	2024	2023	2024	2023
Operating revenues:
Irrigation:
North America	$61,691	$60,223	$302,148	$309,538
International	64,179	83,378	211,748	276,493
Irrigation total	125,870	143,601	513,896	586,031
Infrastructure	29,128	23,530	93,178	88,053
Total operating revenues	$154,998	$167,131	$607,074	$674,084

Operating income:
Irrigation	$17,067	$29,780	$87,547	$121,969
Infrastructure	5,594	3,119	18,995	12,067
Corporate	(9,161)	(9,535)	(29,934)	(31,852)
Total operating income	$13,500	$23,364	$76,608	$102,184

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	August 31, 2024	August 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$190,879	$160,755
Marketable securities	—	5,556
Receivables, net of allowance of $5,151 and $5,048, respectively	116,601	144,774
Inventories, net	154,453	155,932
Other current assets	31,279	20,467
Total current assets	493,212	487,484

Property, plant, and equipment, net	112,815	99,681
Intangible assets, net	25,366	27,719
Goodwill	84,194	83,121
Operating lease right-of-use assets	15,693	17,036
Deferred income tax assets	14,431	10,885
Other noncurrent assets	14,521	19,734
Total assets	$760,232	$745,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,417	$44,278
Current portion of long-term debt	228	226
Other current liabilities	88,171	91,604
Total current liabilities	125,816	136,108

Pension benefits liabilities	4,167	4,382
Long-term debt	114,994	115,164
Operating lease liabilities	15,541	17,689
Deferred income tax liabilities	678	689
Other noncurrent liabilities	18,143	15,977
Total liabilities	279,339	290,009

Shareholders' equity:
Preferred stock	—	—
Common stock	19,124	19,094
Capital in excess of stated value	104,369	98,508
Retained earnings	687,093	636,297
Less treasury stock - at cost	(299,692)	(277,238)
Accumulated other comprehensive loss, net	(30,001)	(21,010)
Total shareholders' equity	480,893	455,651
Total liabilities and shareholders' equity	$760,232	$745,660

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended August 31,
($ in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$66,257	$72,379
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,200	19,282
Provision for uncollectible accounts receivable	694	881
Deferred income taxes	(3,933)	—
Share-based compensation expense	6,392	6,529
Foreign currency transaction loss	(971)	1,126
Other, net	488	1,569
Changes in assets and liabilities:
Receivables	23,478	(4,926)
Inventories	(765)	40,954
Other current assets	(9,543)	4,693
Accounts payable	(5,958)	(15,274)
Other current liabilities	(8,200)	(9,135)
Other noncurrent assets and liabilities	6,622	1,629
Net cash provided by operating activities	95,761	119,707

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(28,979)	(18,775)
Purchases of marketable securities available-for-sale	(18,831)	(4,932)
Proceeds from maturities of marketable securities available-for-sale	24,633	10,982
Acquisition of business, net of cash acquired	—	(30,842)
Other investing activities, net	(2,764)	(3,850)
Net cash used in investing activities	(25,941)	(47,417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(22,454)	—
Dividends paid	(15,461)	(15,082)
Common stock withheld for payroll tax obligations	(1,575)	(2,471)
Proceeds from exercise of stock options	479	32
Other financing activities, net	370	222
Net cash used in financing activities	(38,641)	(17,299)

Effect of exchange rate changes on cash and cash equivalents	(1,055)	716
Net change in cash and cash equivalents	30,124	55,707
Cash and cash equivalents, beginning of period	160,755	105,048
Cash and cash equivalents, end of period	$190,879	$160,755